WAIVER AND AMENDMENT NO. 3

TO

CREDIT AND SECURITY AGREEMENT

THIS WAIVER AND AMENDMENT NO. 3 (this "Amendment") is entered into as of May 19, 2006, by and among OBLIO TELECOM, INC., a Delaware corporation ("Oblio"), each of its direct and indirect subsidiaries signatory hereto (Oblio and each such subsidiary are referred to, individually and collectively, jointly and severally as the "Borrower"), the other Credit Parties signatory hereto and CAPITALSOURCE FINANCE LLC, a Delaware limited liability company (the "Lender").

BACKGROUND

Borrower and Lender entered into a Credit and Security Agreement dated as of August 12, 2005 (as amended, restated, supplemented or otherwise modified from time to time, the "Loan Agreement") pursuant to which Lender provided Borrower with certain financial accommodations.

The Borrower has requested that Lender (i) waive certain Defaults or Events of Default that have occurred under the Loan Agreement and (ii) make certain amendments to the Loan Agreement, and Lender is willing to do so on the terms and conditions hereafter set forth.

NOW, THEREFORE, in consideration of any loan or advance or grant of credit heretofore or hereafter made to or for the account of Borrower by Lender, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Definitions. All capitalized terms not otherwise defined herein shall have the meanings given to them in the Loan Agreement.

2. Waiver. An Event of Default has occurred under Section 8.1(c) of the Loan Agreement as a result of Borrower's non-compliance with paragraph 2 of Annex 1 to the Loan Agreement with respect to the period ending February 28, 2006 due to Borrower's failure to maintain the required Fixed Charge Coverage Ratio. Borrower has requested that such Event of Default be waived. Subject to the provisions set forth in this Amendment, Lender hereby waives such Event of Default solely for the period ending February 28, 2006.

3. Amendment to Loan Agreement. Subject to the satisfaction of the conditions precedent set forth in Section 4 below, the Loan Agreement is hereby amended as follows:

(a) Paragraph 2 of Annex 1 to the Loan Agreement is hereby amended in its entirety to read as follows:

"2) Fixed Charge Coverage Ratio (EBITDA/Fixed Charges)

Borrower shall maintain (x) prior to the repayment in full in cash of the Term Loan Facilities for each Test Period set forth below a Fixed Charge Coverage Ratio of not less than the ratio set forth below opposite such period and (y) upon the repayment in full of the Term Loan Facilities and for the Test Periods ending on each subsequent month thereafter, a Fixed Charge Coverage Ratio of not less than 1.2 to 1.0:

Period:		Fixed Charge Coverage Ratio:
For the one (1) month period ending March 31, 2006		0.95 to 1.0
For the two (2) month period ending April 30, 2006		1.0 to 1.0
For the three (3) month period ending May 31, 2006		1.0 to 1.0
For the four (4) month period ending June 30, 2006		1.2 to 1.0
For the five (5) month period ending July 31, 2006		1.2 to 1.0
For the six (6) month period ending August 31, 2006		1.2 to 1.0
For the seven (7) month period ending September 30, 2006		1.2 to 1.0
For the eight (8) month period ending October 31, 2006		1.2 to 1.0
For the nine (9) month period ending November 30, 2006		1.2 to 1.0
For the ten (10) month period ending December 31, 2006		1.2 to 1.0
For the eleven (11) month period ending January 31, 2007		1.2 to 1.0
For the twelve (12) month period ending February 28, 2007 and for the Test Periods ending on each subsequent month thereafter until		1.2 to 1.0"

the repayment in full of the Term Loan Facilities		

(b) Paragraph 4 of Annex 1 to the Loan Agreement is hereby amended by amending the following defined terms to provide in their entirety as follows:

> "Fixed Charges" shall mean, the sum of the following: (a) Total Debt Service, (b) Capital Expenditures; provided, however, for the fiscal months ending April 30, 2006, May 31, 2006 and June 30, 2006, solely for the purposes of calculating the Fixed Charge Coverage Ratio, Capital Expenditures shall exclude up to $145,000 attributable to the purchase of the Switch Equipment, (c) income taxes paid in cash or accrued, and (d) dividends paid or accrued or declared.
>
> "Interest Expense" shall mean, for any Test Period, total interest expense (including interest expense attributable to Capital Leases in accordance with GAAP), fees with respect to all outstanding Indebtedness including capitalized interest but excluding commissions, discounts and other fees owed with respect to letters of credit and bankers' acceptance financing and net costs under Interest Rate Agreements. Solely for the purpose of calculating the Fixed Charge Coverage Ratio, Interest Expense shall not include (i) any cash or capitalized fees and expenses incurred by Lender from the Closing Date through the Amendment No. 3 Effective Date, including, without limitation, (a) the $10,000 fee payable to Lender upon execution of Amendment No. 3, (b) the costs incurred by Lender in connection with the most recent field exam and (c) the costs, fees and expenses of Lender (including the reasonable costs, fees and expenses of Lender's in-house and outside counsel, consultants and appraisers) incurred in connection with Amendment No. 3; provided, however, the exclusion of such fees and expenses from Interest Expense shall not exceed $60,000 in the aggregate; (ii) any non-cash amortization of the fees in the foregoing clause (i); and (iii) the non-cash amortization of fees and expenses in connection with Amendment No. 2 paid or to be paid by Borrower to Lender.

(c) Appendix A to the Loan Agreement is hereby amended by inserting the following defined terms in their appropriate alphabetical order to provide as follows:

> "Amendment No. 3" shall mean Waiver and Amendment No. 3 to Credit and Security Agreement dated as of May _, 2006.
>
> "Amendment No. 3 Effective Date" shall mean May 19, 2006.
>
> "Switch Equipment" shall mean that certain computer equipment purchased by Borrower from NACT Telecommunications as more fully described on invoice number 5000871 and any other equipment purchased in connection therewith.

4. Conditions of Effectiveness. This Amendment shall become effective upon Lender's receipt of the following items in form and substance satisfactory to Lender and its counsel:

(a) four (4) copies of this Amendment duly executed by Borrower;

(b) an amendment fee equal to $10,000 which fee shall be non-refundable and fully earned on the Amendment No. 3 Effective Date and which amount shall be paid by Lender by charging Borrower's account with an Advance for such amount;

(c) Borrower shall pay all costs, fees and expenses of Lender (including the reasonable costs, fees and expenses of Lender's in-house and outside counsel, consultants and appraisers) incurred by Lender in connection with the negotiation, preparation and closing of this Amendment No. 3; and

(d) such other certificates, instruments, documents and agreements as may be required by Lender or its counsel.

5. Representations and Warranties.

(a) This Amendment and the Loan Agreement, as amended hereby, constitute legal, valid and binding obligations of the Borrower and are enforceable against Borrower in accordance with their respective terms.

(b) Upon the effectiveness of this Amendment, Borrower hereby reaffirms all covenants, representations and warranties made in the Loan Agreement and the other Loan Documents to which it is a party to the extent the same are not amended hereby and agree that all such covenants, representations and warranties shall be deemed to have been remade as of the effective date of this Amendment.

(c) Except as otherwise provided herein, no Event of Default or Default has occurred and is continuing or would exist after giving effect to this Amendment.

(d) Borrower has no defense, counterclaim or offset with respect to the Loan Agreement or any other Loan Document to which it is a party.

6. Effect on the Loan Agreement.

(a) Upon the effectiveness of Sections 3 hereof, each reference in the Loan Agreement or any other Loan Document to "this Agreement," "hereunder," "hereof," "herein" or words of like import shall mean and be a reference to the Loan Agreement or the applicable Loan Documents as amended hereby.

(b) Except as specifically amended herein, the Loan Documents, shall remain in full force and effect, and are hereby ratified and confirmed.

(c) Except as otherwise provided herein, the execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of Lender, nor constitute a waiver of any provision of the Loan Agreement, or any other Loan Documents.

7. Release. Each Credit Party, both individually and on behalf of its Affiliates, hereby releases, remises, acquits and forever discharges Lender and its employees, agents, representatives, consultants, attorneys, fiduciaries, servants, officers, directors, partners, predecessors, successors and assigns, subsidiary corporations, parent corporations, and related corporate divisions (all of the foregoing hereinafter called the "Released Parties"), from any and all actions and causes of action, judgments, executions, suits, debts, claims, demands, obligations, damages and expenses of any and every character, known or unknown, direct and/or indirect, at law or in equity, of whatsoever kind or nature, for or because of any matter or things done, omitted or suffered to be done by any of the Released Parties prior to and including the date of execution hereof, and in any way directly or indirectly arising out of or in any way connected to the Loan Agreement, this Amendment and the other Loan Documents (all of the foregoing hereinafter called the "Released Matters"). Each Credit Party, both individually and on behalf of its Affiliates, acknowledges that the agreements in this Section are intended to be in full satisfaction of all or any alleged injuries or damages arising in connection with the Released Matters. Each Credit Party agrees to indemnify and hold harmless the Released Parties with respect to any action brought on behalf of any of its Affiliates with respect to any of the Released Matters.

8. Governing Law. This Amendment shall be governed by and construed in accordance with the internal laws of the State of Maryland without giving effect to its choice of law provisions. Any judicial proceeding against Borrower with respect to the Obligations, any Loan Document (including this Amendment) or any related agreement may be brought in any federal or state court of competent jurisdiction located in the State of Maryland. Any judicial proceedings against Lender involving, directly or indirectly, the Obligations, any Loan Document or any related agreement shall be brought only in a federal or state court located in the State of Maryland. All parties acknowledge that they participated in the negotiation and drafting of this Agreement with the assistance of counsel and that, accordingly, no party shall move or petition a court construing this Agreement to construe it more stringently against one party than against any other.

9. Headings. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

10. Counterparts; Facsimile. This Amendment may be executed by the parties hereto in one or more counterparts, each of which shall be deemed an original and all of which when taken together shall constitute one and the same agreement. Any signature delivered by a party by facsimile transmission shall be deemed to be an original signature hereto.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of the parties has duly executed this Amendment No. 3 as of the date first written above.

CAPITALSOURCE FINANCE LLC

By:____________________
Name:
Its:

OBLIO TELECOM, INC.

By: David M Marks
Name: David M Marks
Its: Chairman

PINLESS, INC.

By: David M Marks
Name: David M Marks
Its: Chairman.

ACKNOWLEDGED AND AGREED:

TITAN GLOBAL HOLDINGS, INC.

By: David M Marks
Name: David M Marks
Title: Chairman

FARWELL EQUITY PARTNERS, LLC

By: David M Marks
Name: David M Marks
Its: Managing Member